For immediate release                              For further information:
                                                   Elisabeth N. Spector
                                                   Senior Vice President
                                                   410-539-0000



                            LEGG MASON TO OFFER STOCK
                       FOR LEADING CANADIAN MONEY MANAGER


Baltimore, MD - March 10, 2000 - Legg Mason, Inc. (NYSE: LM) and Perigee Inc. (PGC-T) announced today that they have entered into a definitive merger agreement for Legg Mason to acquire Perigee, one of Canada's leading institutional investment managers, in a pooling of interests transaction for 5.2 million Legg Mason common shares.

The Board of Directors of Perigee has unanimously recommended that shareholders approve the proposed transaction, and the management of Perigee, as well as Perigee's largest institutional shareholder, have signed support agreements agreeing to vote their shares in favor of the proposed transaction.

The merger agreement contemplates a "Plan of Arrangement" according to which Perigee will become an indirect, wholly owned subsidiary of Legg Mason, Inc. and will continue to be managed by its principals. No management or other organizational changes are anticipated.

Perigee Inc., headquartered in Toronto, is the 9th largest institutional investment management firm in Canada, with approximately $14 billion (C$20.5 billion) of assets under management as of December 31, 1999. Through predecessor companies, Perigee has been providing a broad range of investment management services to clients for over 25 years. With offices in Vancouver, Waterloo, Montreal and Toronto, Perigee manages assets for institutional and retail clients through separate accounts, pooled funds and mutual funds. The company's common stock is listed on the Toronto Stock Exchange (symbol: PGC-T). For additional information, please see Perigee's web site: www.perigeeinvest.com.

Raymond A. Mason, chairman and chief executive officer of Legg Mason, said, "We are delighted that Perigee, which is an outstanding Canadian money manager, has decided to join the Legg Mason family. Perigee, which has very competitive Canadian investment performance, will be our experts in the Canadian investment market and we look forward to working together to provide U.S. and international investment products and counsel to their Canadian clients."

Alex Wilson, CEO and Managing Principal of Perigee, commented that "Perigee initiated this merger to ensure that client needs for international asset management can be met by high calibre professionals operating in international markets. This relationship with Legg Mason will enable Perigee to deliver to its Canadian clients an exceptional range of superior US and international investment solutions."

In the proposed  transaction,  Perigee  shareholders will be entitled to receive
0.387 of a share of exchangeable stock of Legg Mason Canada Holdings for each Perigee share they hold, subject to adjustment in certain circumstances. The exchangeable shares are the economic equivalent of shares of common stock of Legg Mason, Inc. and may be exchanged for those shares on a one-for-one basis at any time. The exchangeable shares carry the right to direct the voting rights of an equivalent number of Legg Mason common shares and they will also receive any future dividends and other distributions on an equal basis.

The structure of the transaction is expected to provide the opportunity for a tax-free exchange for Canadian holders of Perigee stock. The exchangeable shares are deemed Canadian property for qualified Canadian investors.

The transaction is conditioned upon regulatory approvals and approval by Perigee shareholders and is expected to be completed in late May. It is expected to be accretive to Legg Mason's earnings per share on a cash basis but modestly dilutive on a reported basis.

Legg Mason, Inc., headquartered in Baltimore, is a financial services holding company which provides investment advisory, securities brokerage, investment banking and related financial services through its wholly owned subsidiaries. As of December 31, 1999, Legg Mason reported assets under management of $104.2 billion.